Exhibit 99.1

Avid Technology Announces Q1 2023 Results

Subscription ARR of $150 million, an increase of 30.1% year-over-year, and total Annual Recurring Revenue (ARR) of $247 million, an increase of 8.1% year-over-year

Subscription revenue of $39.4M, an increase of 19.5% year-over-year, driven by a net increase of 20,700 Active Paid Software Subscriptions in the quarter

Reaffirming 2023 annual guidance

BURLINGTON, Mass., May 4, 2023 -- Avid® (NASDAQ: AVID), a leading technology provider that powers the media and entertainment industry, today announced its financial results for the first quarter of 2023, which ended on March 31, 2023.

Total revenue decreased (2.8%) year-over-year in the first quarter, or (0.1%) at constant currency, largely resulting from a decline in perpetual software revenue, which is reported in integrated solutions and other revenue, partially offset by strong growth in subscription revenue. Active Paid Software Subscriptions reached 526,700 as of March 31, 2023, an increase of 22.0% year-over-year. At March 31, 2023, Subscription ARR was $150 million, an increase of 30.1% year-over-year, and total ARR was $247 million, an increase of 8.1% year-over-year. At constant currency, Subscription ARR increased 31.1% year-over-year and total ARR increased 9.2% year-over-year.

In the first quarter, subscription revenue was $39.4 million, up 19.5% year-over-year, or 21.2% at constant currency, and subscription & maintenance revenue was $62.0 million, up 1.2% year-over-year, or 4.1% at constant currency. Maintenance revenue was $22.6 million in the first quarter, down 20.0% year-over-year, primarily driven by enterprise customers continuing to transition to subscription. Maintenance revenue is expected to stabilize through the remainder of 2023, as a result of an expected increase in shipments from the integrated solutions backlog beginning in the second quarter of 2023, as well as modifications to maintenance pricing. Integrated solutions revenue was $28.7 million in the first quarter, up 1.8% year-over-year, as demand continued to be healthy. However, supply chain constraints continued to limit production capacity, resulting in $20 million of unshipped contractually committed backlog at the end of the quarter.

During the first quarter, Gross Margin was 63.6% and Non-GAAP Gross Margin was 64.0%, down 280 basis points year-over-year, as continuing supply chain challenges negatively impacted audio hardware gross margin due to temporary higher production costs as well as shipments from aged backlog at older prices that do not reflect price increases during 2022. These challenges in audio gross margin, which are expected to be temporary, had a flow through impact on net income (loss), Adjusted EBITDA and Free Cash Flow in the quarter. The Company is proactively managing the associated costs and pricing for its audio hardware and believes these measures will have a positive effect on gross margin in the audio hardware business and the Company’s overall gross margin for the remainder of 2023. Subscription and maintenance gross margin remained strong at 85.5% during the first quarter.

First Quarter 2023 Financial and Business Highlights

•Active Paid Software Subscriptions increased by approximately 20,700 during the quarter to approximately 526,700 as of March 31, 2023, an increase of 22.0% year-over-year.

•Subscription ARR was $150 million, an increase of 30.1% year-over-year. At constant currency, Subscription ARR increased 31.1% year-over-year.
•Total ARR was $247 million, an increase of 8.1% year-over-year. At constant currency, ARR increased 9.2% year-over-year.
•Subscription revenue was $39.4 million, an increase of 19.5% year-over-year. At constant currency, subscription revenue increased 21.2% year-over-year.
•Subscription and maintenance revenue was $62.0 million, an increase of 1.2% year-over-year. At constant currency, subscription and maintenance revenue increased 4.1% year-over-year.
•Total revenue was $97.8 million, a decrease of (2.8%) year-over-year. At constant-currency, total revenue decreased (0.1%) year-over-year.
•Gross margin was 63.6%, a decrease of (270 basis points) year-over-year and Non-GAAP Gross Margin was 64.0%, a decrease of (280 basis points) year-over-year.
•Subscription and maintenance gross margin was 85.5% in the first quarter, an increase of 330 basis points year-over-year. Non-GAAP Subscription and Maintenance Gross Margin was 85.9% in the first quarter, an increase of 320 basis points year-over-year.
•Integrated solutions gross margin was 28.7% in the first quarter, a decrease of (1250 basis points) year-over-year. Non-GAAP Integrated Solutions Gross Margin was 29.2% in the first quarter, a decrease of (1240 basis points) year-over-year.
•Operating expenses were $58.7 million, an increase of 9.7% year-over-year. Non-GAAP Operating Expenses were $52.2 million, an increase of 5.0% year-over-year.
•Net loss was ($0.4 million), a decrease of ($11.0 million) year-over-year. Net loss was (0.4%) of revenue. Non-GAAP Net Income was $6.6 million, a decrease of ($8.2 million) year-over-year. Non-GAAP Net Income was 6.7% of revenue.
•Adjusted EBITDA was $12.7 million, a decrease of (33.9%) year-over-year. At constant-currency, Adjusted EBITDA decreased (27.2%) year-over-year. Adjusted EBITDA Margin was 13.0%, a decrease of (620 basis points) year-over-year.
•Net loss per common share was ($0.01), a decrease of ($0.24) year-over-year. Non-GAAP Earnings per Share was $0.15, a decrease of ($0.18) year-over-year.
•Net cash (used in) operating activities was ($2.6) million in the quarter, a decrease of ($10.5) million compared to the first quarter of 2022.
•Free Cash Flow was ($6.5) million in the quarter, a decrease of ($11.2) million compared to the first quarter of 2022.
•LTM Recurring Revenue % was 85.0% of the Company’s revenue for the 12 months ended March 31, 2023, up from 79.1% for the 12 months ended March 31, 2022.
•The Company repurchased 15,706 shares for $0.4 million during the first quarter. Through March 31, 2023, the Company has repurchased 2.9 million shares for $78.4 million under the $115 million share repurchase authorization announced on September 9, 2021.

Jeff Rosica, Avid’s Chief Executive Officer and President, stated, “We ended the first quarter with continued strong subscription growth, as well as a continued favorable bookings trend, which gives us confidence in our full-year 2023 outlook. Our customers continue to adopt both our enterprise subscription and creative subscription offerings, resulting in strong growth in Subscription ARR, which we believe is a key metric in measuring the health of our business. In addition, as we work through the resolution of the ongoing supply chain issues, we did face some specific challenges and additional costs in the quarter, related to our audio hardware products, that were more significant than expected. This created substantial and unexpected gross margin headwinds for audio hardware, which impacted overall profitability and Free Cash Flow in the quarter.” Mr. Rosica added, “We remain confident in our growing subscription and SaaS business, which, combined with the actions we are taking to improve our audio hardware margins and proactively manage our cost structure, we believe, will enable us to meet our 2023 guidance.”

Ken Gayron, Executive Vice President and Chief Financial Officer of Avid, said, “As the media markets we serve continue to invest in technology solutions such as ours to gain efficiencies, we continue to focus our investments on our subscription and cloud offerings.” Mr. Gayron added, “We believe these investments will drive continued strong growth in our subscription business and ARR as we look forward. We believe ARR is a key metric for assessing the growth of our strategic recurring revenue and normalizes the impact of accounting methodologies in a given period. Additionally, the actions we are taking to realign our cost structure to support our expanding subscription business give me confidence in our 2023 guidance.”

Second Quarter and Full-Year 2023 Guidance

For the second quarter of 2023, Avid is providing guidance for ARR, Revenue, Non-GAAP Earnings per Share and Adjusted EBITDA. For the full year 2023, Avid is affirming its guidance for ARR, Revenue, Subscription & Maintenance Revenue, Non-GAAP Earnings per Share, Adjusted EBITDA and Free Cash Flow, as adjusted, that was issued on March 1, 2023.

($ in millions, except per share amounts)	Q2 2023 Guidance
ARR, at end of period	$246 -$251
Revenue	$101 - $111
Non-GAAP Earnings per Share	$0.15 - $0.30
Adjusted EBITDA	$13 - $20

Q2 Non-GAAP Earnings per Share assumes 44.1 million shares outstanding.

($ in millions, except per share amounts) Full Year 2023 Guidance
ARR, at end of period	$270 - $280
Revenue	$447 - $472
Subscription & Maintenance Revenue	$292 - $302
Non-GAAP Earnings per Share	$1.53 - $1.75
Adjusted EBITDA	$95 - $105
Free Cash Flow	$50 - $60

2023 Non-GAAP Earnings per Share assumes 44.0 million shares outstanding. Free Cash Flow, as adjusted, excludes $7.0 million expected cash costs for restructuring.

All guidance presented by the Company is inherently uncertain and subject to numerous risks and uncertainties. Avid’s actual future results of operations could differ materially from those shown in the table above. For a discussion of some of the key assumptions underlying the guidance, as well as the key risks and uncertainties associated with these forward-looking statements, please see “Forward-Looking Statements” below as well as the Avid Technology Q1 2023 Earnings presentation posted on Avid’s Investor Relations website at ir.Avid.com.

Conference Call to Discuss First Quarter 2023 Results on May 4, 2023

Avid will host a conference call to discuss its financial results for the first quarter 2023 on Thursday, May 4, 2023, at 5:30 p.m. ET. Participants may join the webcast in listen-only mode and access the presentation slides using the link on the Avid Investor Relations website, which can be found on the Events & Presentations tab at ir.Avid.com. Please connect at least 5 minutes in advance to ensure a timely connection to the call. A replay of the call will also be available for a limited time and can be accessed on the Events & Presentations tab of the Avid Investor Relations website shortly after the completion of the call.

Non-GAAP Financial Measures and Operational Metrics

Avid includes non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Non-GAAP Gross Margin, Non-GAAP Subscription and Maintenance Gross Margin, Non-GAAP Integrated Solutions Gross Margin, Non-GAAP Operating Expenses, Non-GAAP Net Income, and Non-GAAP Earnings per Share. The Company also includes the operational metrics of Active Paid Software Subscriptions, Annual Recurring Revenue (or ARR), Subscription ARR, Recurring Revenue, and LTM Recurring Revenue % in this release. Avid believes the non-GAAP financial measures and operational metrics provided in this release provide helpful information to investors with respect to evaluating the Company’s performance. Unless noted, all financial and operating information is reported based on actual exchange rates. Constant currency growth rates are calculated using the current period budget exchange rates as of January 2023 for both the historical and current periods. Definitions of the non-GAAP financial measures and the operational metrics are included in our Form 8-K filed today. Reconciliations of the non-GAAP financial measures presented in this press release to the Company's comparable GAAP financial measures for the periods presented are set forth below and are included in the supplemental financial and operational data sheet available on our Investor Relations website at ir.Avid.com, which also includes definitions of all operational metrics.
This press release also includes expectations for future Adjusted EBITDA, Non-GAAP Earnings per Share and Free Cash Flow, as adjusted, which are forward-looking non-GAAP financial measures. Reconciliations of these forward-looking non-GAAP measures are not included in this press release or elsewhere, due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from the estimation of the non-GAAP results, together with some of the excluded information not being ascertainable or accessible at this time. As a result, we are unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measure without unreasonable efforts.

Forward-Looking Statements

Certain information provided in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include statements regarding our future financial performance or position, results of operations, business strategy, plans and objectives of management for future operations, and other statements that are not historical fact. You can identify forward-looking statements by their use of forward-looking words such as “may”, “will”, “anticipate”, “expect”, “believe”, “estimate”, “intend”, “plan”, “should”, “seek”, or other comparable terms.

Readers of this press release should understand that these forward-looking statements are not guarantees of performance or results. Forward-looking statements provide our current expectations and beliefs concerning future events and are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements.

These risks, uncertainties, and factors include, but are not limited to: the effect of the continuing worldwide macroeconomic uncertainty and its impacts, including inflation, market volatility and fluctuations in foreign currency exchange and interest rates on our business and results of operations, including impacts related to acts of war, armed conflict, and cyber conflict, such as for example, the Russian invasion of Ukraine, and related international sanctions and reprisals; risks related to the availability and prices of raw materials, including any negative effects caused by inflation, armed conflict and related sanctions, weather conditions, or health pandemics; disruptions, inefficiencies, and/or complications in our operations and/or dynamic and unpredictable global supply chain, including cost increases, interruptions, delays, complications, and other impacts related to armed conflict and/or cyber conflict and related international sanctions and reprisals; economic, social, and political instability, security concerns, and the risk of war, armed conflict and/or cyber conflict, particularly originating in, and complicated by, areas of heightened geopolitical tension and open conflict such as Ukraine, where we have outsourced research and development activities, Russia, and bordering territories; our liquidity; our ability to execute our strategic plan including our cost saving strategies, and to meet customer needs; our ability to retain and hire key personnel; our ability to produce innovative products in response to changing market demand, particularly in the media industry; our ability to successfully accomplish our product development plans; competitive factors; history of losses; fluctuations in our revenue based on, among other things, our performance and risks in particular geographies or markets; the impact of changes in accounting treatment interpretations over time; our higher indebtedness and ability to service it and meet the obligations thereunder; our ability to mitigate and remediate material weaknesses in our internal controls; restrictions in our credit facilities; our move to a subscription model and related effect on our revenues and ability to predict future revenues; fluctuations in subscription and maintenance renewal rates; elongated sales cycles; seasonal factors; other adverse changes in external economic conditions; variances in our revenue backlog and the realization thereof; the costs, disruption, and diversion of management's attention due to armed conflict and/or cyber conflict and related international sanctions and reprisals; the possibility of legal proceedings adverse to our Company; and other risks described in our reports filed from time to time with the U.S. Securities and Exchange Commission. Moreover, the business may be adversely affected by future legislative, regulatory or other changes, including tax law changes, as well as other economic, business and/or competitive factors. The risks included above are not exhaustive. We caution readers not to place undue reliance on any forward-looking statements included in this press release which speak only as to the date of this press release. We undertake no responsibility to update or revise any forward-looking statements, except as required by law.

Avid Powers Greater Creators

People who create media for a living become greater creators with Avid’s award-winning technology solutions to make, manage and monetize today’s most celebrated video and audio content—from iconic movies and bingeworthy TV series, to network news and sports, to recorded music and the live stage. What began more than 35 years ago with our invention of nonlinear digital video editing has led to individual artists, creative teams and organizations everywhere subscribing to our powerful tools and collaborating securely in the cloud. We continue to re-imagine the many ways editors, musicians, producers, journalists and other content creators will bring their stories to life. Discover the possibilities at avid.com and join the conversation on social media with the multitude of brilliant creative people who choose Avid for a lifetime of success.

© 2023 Avid Technology, Inc., Avid and its logo are property of Avid. All rights reserved. Other trademarks are property of their respective owners.

Contacts

Investor contact:     PR contact:
Whit Rappole Jim Sheehan
Avid Avid
ir@Avid.com jim.sheehan@Avid.com

AVID TECHNOLOGY, INC.
Consolidated Statements of Operations
(unaudited - in thousands except per share data)

	Three Months Ended
	March 31,
	2023	2022
Net revenues:
Subscription	$39,385	$32,954
Maintenance	22,650	28,327
Integrated solutions & other	35,776	39,368
Total net revenues	97,811	100,649

Cost of revenues:
Subscription	4,264	5,602
Maintenance	4,747	5,277
Integrated solutions & other	26,607	23,006
Total cost of revenues	35,618	33,885
Gross profit	62,193	66,764

Operating expenses:
Research and development	19,426	16,736
Marketing and selling	22,657	21,927
General and administrative	16,614	14,811
Restructuring costs, net	—	15
Total operating expenses	58,697	53,489

Operating income	3,496	13,275

Interest expense, net	(3,715)	(1,476)
Other income (expense), net	147	(87)
(Loss) income before income taxes	(72)	11,712
Provision for income taxes	309	1,126
Net (loss) income	$(381)	$10,586

Net (loss) income per common share – basic	$(0.01)	$0.24
Net (loss) income per common share – diluted	$(0.01)	$0.23

Weighted-average common shares outstanding – basic	43,813	44,817
Weighted-average common shares outstanding – diluted	43,813	45,408

AVID TECHNOLOGY, INC.
Reconciliations of GAAP financial measures to Non-GAAP financial measures
(unaudited - in thousands except per share data)

	Three Months Ended
	March 31,
	2023	2022
GAAP revenue
GAAP revenue	$97,811	$100,649

Non-GAAP Gross Profit
GAAP gross profit	$62,193	$66,764
Stock-based compensation	429	426
Non-GAAP Gross Profit	$62,622	$67,190
GAAP Gross Margin	63.6%	66.3%
Non-GAAP Gross Margin	64.0%	66.8%

Non-GAAP Operating Expenses
GAAP operating expenses	$58,697	$53,489
Less Amortization of intangible assets	(37)	(58)
Less Stock-based compensation	(4,664)	(2,996)
Less Restructuring costs, net	—	(15)
Less Early Retirement Program	(1,202)	—
Less Acquisition, integration and other costs	(315)	(459)
Less Digital Transformation costs	(297)	(243)
Non-GAAP Operating Expenses	$52,182	$49,718

Non-GAAP Operating Income and Adjusted EBITDA
GAAP net (loss) income	$(381)	$10,586
Interest and other expense	3,568	1,563
Provision for income taxes	309	1,126
GAAP operating income	$3,496	$13,275
Amortization of intangible assets	37	58
Stock-based compensation	5,093	3,422
Restructuring costs, net	—	15
Early Retirement Program	1,202	—
Acquisition, integration and other costs	315	459
Digital Transformation costs	297	243
Non-GAAP Operating Income	$10,440	$17,472
Depreciation	2,297	1,803
Adjusted EBITDA	$12,737	$19,275
GAAP net (loss) income margin	(0.4)%	10.5%
Adjusted EBITDA Margin	13.0%	19.2%

Non-GAAP Net Income
GAAP net (loss) income	$(381)	$10,586
Amortization of intangible assets	37	58
Stock-based compensation	5,093	3,422
Restructuring costs, net	—	15
Early Retirement Program	1,202	—
Acquisition, integration and other costs	315	459
Digital Transformation costs	297	243
Tax impact of non-GAAP adjustments	—	(3)
Non-GAAP Net Income	$6,563	$14,780
Weighted-average common shares outstanding - basic	43,813	44,817
Weighted-average common shares outstanding - diluted	43,813	45,408
GAAP net (loss) income per share - basic	$(0.01)	$0.24
GAAP net (loss) income per share - diluted	$(0.01)	$0.23
Non-GAAP Earnings Per Share - basic	$0.15	$0.33
Non-GAAP Earnings Per Share - diluted	$0.15	$0.33

Free Cash Flow
GAAP net cash provided by operating activities	$(2,556)	$7,916
Capital expenditures	(3,931)	(3,244)
Free Cash Flow	$(6,487)	$4,672
Free Cash Flow conversion of Adjusted EBITDA	(50.9)%	24.2%

Non-GAAP Gross Profit by Revenue Type
Subscription Revenue	39,385	32,954
Maintenance Revenue	22,650	28,327
Subscription & Maintenance Revenue	62,035	61,281

Subscription Cost of Revenues	4,264	5,602
Maintenance Cost of Revenues	4,747	5,277
Subscription & Maintenance Cost of Revenues	9,011	10,879
Subscription & Maintenance Stock-based compensation	295	301
Non-GAAP Subscription & Maintenance Cost of Revenues	8,716	10,578
Subscription & Maintenance Gross Margin	85.5%	82.2%
Non-GAAP Subscription & Maintenance Gross Margin	85.9%	82.7%

Integrated Solutions Revenue	28,710	28,210
Integrated Solutions Cost of Revenues	20,457	16,599
Integrated Solutions Stock-based compensation	135	125
Non-GAAP Integrated Solutions Cost of Revenues	20,322	16,474
Integrated Solutions Gross Margin	28.7%	41.2%
Non-GAAP Integrated Solutions Gross Margin	29.2%	41.6%

These non-GAAP measures reflect how Avid manages its businesses internally. Avid’s non-GAAP measures may vary from how other companies present non-GAAP measures. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. This non-GAAP information supplements, and is not intended to represent a measure of performance in accordance with, disclosures required by generally accepted accounting principles, or GAAP.  Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.

AVID TECHNOLOGY, INC.
Consolidated Balance Sheets
(unaudited - in thousands, except per share data)

	March 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$20,855	$35,247
Restricted cash	2,463	2,413
Accounts receivable, net of allowances of $559 and $601 at March 31, 2023 and December 31, 2022, respectively	62,855	76,849
Inventories	26,371	20,981
Prepaid expenses	9,247	8,360
Contract assets	31,966	32,295
Other current assets	2,538	2,826
Total current assets	156,295	178,971
Property and equipment, net	25,586	23,684
Goodwill	32,643	32,643
Right of use assets	21,905	21,395
Deferred tax assets, net	16,118	15,859
Other long-term assets	21,364	14,901
Total assets	$273,911	$287,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$50,081	$45,904
Accrued compensation and benefits	21,526	22,602
Accrued expenses and other current liabilities	32,696	36,031
Income taxes payable	217	62
Short-term debt	9,716	9,710
Deferred revenue	62,717	76,308
Total current liabilities	176,953	190,617
Long-term debt	170,690	172,958
Long-term deferred revenue	19,734	17,842
Long-term lease liabilities	21,025	20,470
Other long-term liabilities	4,245	4,348
Total liabilities	392,647	406,235

Stockholders’ deficit:
Common stock	464	462
Treasury stock	(78,353)	(77,933)
Additional paid-in capital	1,036,538	1,036,287
Accumulated deficit	(1,072,099)	(1,071,718)
Accumulated other comprehensive loss	(5,286)	(5,880)
Total stockholders’ deficit	(118,736)	(118,782)
Total liabilities and stockholders’ deficit	$273,911	$287,453

AVID TECHNOLOGY, INC.
Consolidated Statements of Cash Flows
(unaudited - in thousands)

	Three Months Ended
	March 31,
	2023	2022
Cash flows from operating activities:
Net (loss) income	$(381)	$10,586
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,297	1,803
Recovery for doubtful accounts	(42)	(135)
Stock-based compensation expense	5,093	3,422
Non-cash provision for restructuring	—	15
Non-cash interest expense	149	126
Loss on disposal of fixed assets	—	548
Unrealized foreign currency transaction gains	675	(128)
(Provision for) benefit from deferred taxes	(259)	1,055
Changes in operating assets and liabilities:
Accounts receivable	14,036	19,770
Inventories	(5,390)	2,105
Prepaid expenses and other assets	(3,688)	(2,067)
Accounts payable	4,177	(5,473)
Accrued expenses, compensation and benefits and other liabilities	(4,570)	(9,993)
Income taxes payable	155	(723)
Deferred revenue and contract assets	(14,808)	(12,995)
Net cash (used in) provided by operating activities	(2,556)	7,916

Cash flows from investing activities:
Purchases of property and equipment	(3,931)	(3,244)
Net cash used in investing activities	(3,931)	(3,244)

Cash flows from financing activities:
Repayment of debt principal	(2,410)	(53)
Payments for repurchase of common stock	(572)	(10,562)
Common stock repurchases for tax withholdings for net settlement of equity awards	(4,840)	(8,936)
Payments for credit facility issuance costs	—	(440)
Net cash used in financing activities	(7,822)	(19,991)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(83)	(254)
Net decrease in cash, cash equivalents and restricted cash	(14,392)	(15,573)
Cash, cash equivalents and restricted cash at beginning of period	38,852	60,556
Cash, cash equivalents and restricted cash at end of period	$24,460	$44,983
Supplemental information:
Cash and cash equivalents	$20,855	$41,245
Restricted cash	$2,463	$2,013
Restricted cash included in other long-term assets	$1,142	$1,725
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$24,460	$44,983

AVID TECHNOLOGY, INC.
Supplemental Revenue Information
(unaudited - in millions)

Backlog Disclosure for Quarter Ended March 31, 2023

	March 31,	December 31,	March 31,
	2023	2022	2022
Revenue Backlog*

Deferred Revenue	$82.5	$94.2	$92.3
Other Backlog	259.1	288.6	283.0
Total Revenue Backlog	$341.6	$382.8	$375.3

The expected timing of recognition of revenue backlog as of March 31, 2023 is as follows:

	2023	2024	2025	Thereafter	Total

Deferred Revenue	$62.7	$8.9	$7.0	$3.9	$82.5
Other Backlog	140.1	52.0	40.5	26.5	259.1
Total Revenue Backlog	$202.8	$60.9	$47.5	$30.4	$341.6

*A definition of Revenue Backlog is included in our Form 10-K and the supplemental financial and operational data sheet available on our investor relations webpage at ir.avid.com.